As filed with the Securities and Exchange Commission on October 9, 2001.

                                                         Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             CONSTELLATION 3D INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                                            13-4064492
  (State or other jurisdiction                                               (I.R.S. Employer
of incorporation or organization)                                         Identification number)

805 Third Avenue - 14/th/ Floor New York, NY                                        10022
 (Address of principal executive offices)                                        (Zip Code)

 Consulting Agreement By And Between George Carhart and Constellation 3D, Inc. Settlement and Release By And Between G.L.A.S. Trading Ltd. and Constellation
                                    3D, Inc.

                           (Full Title of the Plans)

                            Eugene Levich, President
                             Constellation 3D, Inc.
                         805 Third Avenue - 14th Floor
                               New York, NY 10022
                    (Name and Address of Agent for Service)

                                 (212) 308-3572
         (Telephone Number, including Area Code, of Agent for Service)

                               __________________
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                    Proposed
                                                          Proposed Maximum           Maximum         Amount of
Title of Securities                        Amount To be    Offering Price           Aggregate       Registration
To be Registered                            Registered      Per Share (1)       Offering Price(1)       Fee
----------------                            ----------    -----------------     -----------------  --------------
Common Stock, par value $.00001 owned     150,000 shares            $ .68         $102,000              $30.90
by George Carhart

Common Stock, par value $.00001 owned
by Pavel Merkoulov d/b/a G.L.A.S.
Trading Ltd.                             302,000 shares               .68          205,360               62.23
                                                                                                        ------

                                                                                                Total: $ 93.13

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average closing sales price for the common stock on October 2, 2001.

================================================================================

                                EXPLANATORY NOTE

     We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of our common stock issuable upon the exercise of warrants granted under (i) Consulting Agreement By And Between George Carhart and Constellation 3D, Inc. and (ii) Settlement and Release By And Between G.L.A.S. Trading Ltd. and Constellation 3D, Inc. for services provided.


                                     PART I
                              INFORMATION REQUIRED
                        IN THE SECTION 10(A) PROSPECTUS

     We will send or give the documents containing the information specified in
Part I of Form S-8 to the service providers/consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.


                                    PART II
                              INFORMATION REQUIRED
                         IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated into this registration statement by reference:

     (1) The registrant's latest annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "Annual Report"), filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

     (2) The registrant's quarterly reports on Form 10-Q for the quarter ended March 31, 2001 and June 30, 2001;

     (3) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (1), above; and

     (4) A description of the registrant's common stock, par value $.00001 per share (the "Common Stock"), and related matters included in the registrant's registration statement on Form S-3 filed on September 7, 2001 under the Securities Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interest of Named Experts and Counsel

     Michael Goldberg, the Company's Director of Legal Affairs served as counsel to the registrant in connection with the preparation of this registration statement. The opinion of Michael Goldberg as to the validity of the shares of common stock offered hereby is included as Exhibit 5.1 to this registration statement.

Item 6.  Indemnification of Directors and Officers

         Delaware law currently permits a corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; violation of Section 174 of the Delaware General Corporation Law (the "DGCL"), any transaction from which the director derived an improper personal benefit or any act or omission prior to the adoption of such a provision in the certificate of incorporation. Our certificate of incorporation provides that no directors will be liable to us or any of our stockholders for breach of any fiduciary or other duty as a director, to the extent permitted by Delaware law (as it is now or later in effect).

         Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action. However, there must be a determination that the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. This determination is made, in the case of an individual who is a director or officer at the time of the determination, by:

     - a majority of the directors not a party to the action, even though less than a quorum;

     - a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     -    independent legal counsel in a written opinion; or

     - a majority vote of the stockholders, at a meeting at which a quorum is present.

        Without court approval, however, no indemnification may be made in respect of any derivative action in which the individual is adjudged liable to the corporation.

        Delaware law requires indemnification of directors and officers for reasonable expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

        Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon that individuals' commitment to repay any advances unless it is determined ultimately that indemnification is proper.

      Under Delaware law, subject to public policy issues, a corporation may provide for more favorable indemnification and advancement of expenses than provided by statute through bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

      Article V of the Bylaws of the Corporation contains the detailed description of the Corporation's power to indemnify its directors and officers to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law.

      Pursuant to Section 501 of the Bylaws, the Corporation shall, with certain exceptions, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. A director or officer of the Corporation entitled to indemnification under Section 501 is hereafter called a "person covered by Section 501 hereof".

      Pursuant to Section 502 of the Bylaws, expenses incurred by a person covered by Section 501 hereof in defending a threatened, pending or completed civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

      Section 503 of the Bylaws provides that no indemnification or advancement or reimbursement of expenses shall be provided to a person covered by Section 501 hereof: (a) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (b) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers' and directors' liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer;
(c) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld; and (d) to the extent such indemnification, advancement or reimbursement of expenses would be prohibited by
Section 145 of the DGCL or other applicable law. The indemnification and advancement or reimbursement of expenses granted pursuant to Article V of the Bylaws continues as to a person who has ceased to be a director or officer of the Corporation, and will inure to the benefit of the heirs, executors and administrators of such person. The indemnification and advancement or reimbursement of expenses provided pursuant to Article V is not exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than those covered by Article V of the Bylaws.

      For its directors and officers, the Corporation has obtained Directors and Officers Liability and Reimbursement Insurance from Zurich American Insurance Company. The current insurance policy coverage is for the period from March 15, 2001 until March 15, 2002. The annual premium is $130,000. The Corporation has no other arrangements specifically providing for indemnification of its officers or directors, and the Corporation has no arrangements for the indemnification of its controlling persons. Section Thirteenth of the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Corporation's directors or officers pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that the Corporation's director or officer asserts a claim for indemnification by the Corporation against such liabilities (other than the payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Corporation is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The above discussion of the Corporation's Bylaws, Certificate of Incorporation and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, Certificate of Incorporation and statute.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption from Registration Claimed

Not applicable.
Item 8.  Exhibits

     The following is a complete list of exhibits filed as a part of this registration statement and which are incorporated in this registration statement.


     4.1 Amended and Restated Certificate of Incorporation of Constellation 3D, Inc. (incorporated herein by reference to the Constellation 3D, Inc. Annual Report on Form 10-K for 2000, filed with the Securities and Exchange Commission on April 2, 2001).

     4.2 Amended and Restated Bylaws of Constellation 3D, Inc. (incorporated herein by reference to Constellation 3D, Inc. Annual Report on Form 10-K for 2000, filed with the Securities and Exchange Commission on April 2, 2001.

     4.3 Consulting Agreement By And Between George Carhart and Constellation 3D, Inc. dated September 17, 2001.

     4.4 Settlement and Release By And Between G.L.A.S. Trading Ltd. and Constellation 3D, Inc. dated September 10, 2001.

     5.1 Opinion of Director of Legal Affairs regarding legality of the securities covered by this registration statement.

     23.1 Consent of Michael Goldberg, Esq., counsel for Constellation 3D, Inc., to the use of its opinion with respect to the legality of the securities covered by this registration statement and to the references to such counsel in this registration statement (contained in the opinion filed as Exhibit 5.1 to this registration statement).

     23.2 Consent of BDO Seidman, LLP, independent auditors.

     23.3 Consent of BDO International, independent auditors.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, the hereunto duly authorized, in the City of New York, State of New York, on October 8, 2001.


                                   Constellation 3D, Inc.



                                   By: _____________________________
                                      Name: Eugene Levich
                                      Title: Chairmen and CEO

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes, constitutes and appoints each of Craig Weiner and Michael Goldberg or any of them, as such person's attorney-in-fact, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below Constellation 3D, Inc.registration statement on Form S-8, any and all amendments to the registration statement on Form S-8, (including without limitation, post-effective amendments), and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other exhibits therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, as fully as such person could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.



Signature                                   Title                                        Date
                                            Chairman, President and Chief                October ___, 2001
______________________________________      Executive Officer
EUGENE LEVICH                               (Principal Executive Officer)

______________________________________      Chief Financial Officer                      October ___, 2001
LEONARDO BEREZOWSKY                         (Principal Financial Officer) and
                                            Director

                                            Director                                     October ___, 2001
______________________________________
MICHAEL GOLDBERG

                                            Director                                     October ___, 2001
______________________________________
STUART GARAWITZ

                                            Director                                     October ___, 2001
______________________________________
JOSEPH SHEFET

                                            Director                                     October ___, 2001
______________________________________
LEV ZAIDENBERG

______________________________________


______________________________________



______________________________________

Signature                    Title                             Date

_________________________

                                 EXHIBIT INDEX

The following is a complete list of exhibits filed as a part of this registration statement and which are incorporated herein.

     Exhibit No.     Description

     4.1 Amended and Restated Certificate of Incorporation of Constellation 3D, Inc. (incorporated herein by reference to the Constellation 3D, Inc. Annual Report on Form 10-K for 2000, filed with the Securities and Exchange Commission on April 2, 2001.

     4.2 Amended and Restated Bylaws of Constellation 3D, Inc. (incorporated herein by reference to Constellation 3D, Inc. Annual Report on Form 10-K for 2000, filed with the Securities and Exchange Commission on April 2, 2001.

     4.3 Consulting Agreement By And Between George Carhart and Constellation 3D, Inc. dated September 17, 2001.

     4.4 Settlement and Release By And Between G.L.A.S. Trading Ltd. and Constellation 3D, Inc. dated September 10, 2001.

     5.1 Opinion and Consent of Director of Legal Affairs, regarding legality of the securities covered by this registration statement.

     23.1 Consent of Michael Goldberg, Esq., counsel for Constellation 3D, Inc., to the use of its opinion with respect to the legality of the securities covered by this registration statement and to the references to such counsel in this registration statement (contained in the opinion filed as Exhibit 5.1 to this registration statement).

     23.2 Consent of BDO Seidman, LLP, independent auditors.

     23.3 Consent of BDO International, independent auditors.